EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VOLITIONRX LIMITED,

a Delaware corporation

VolitionRx Limited, a Delaware corporation, organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on September 24, 1998 under the name “Standard Capital Corporation”, and amended and restated as filed with the Delaware Secretary on September 30, 2013. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 7, 2016 (the “Second Amended and Restated Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation (the “Board of Directors”) has duly adopted resolutions proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 6.1 of Article 6 of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

“6.1 The aggregate number of shares of stock that the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares, consisting of One Hundred Seventy-Five Million (175,000,000) shares of common stock, par value $0.001 (“Common Stock”).”

THIRD: That thereafter, pursuant to a resolution of the Board of Directors, the Annual Meeting of the Stockholders of the Corporation was duly called and held on July 2, 2024, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment of the Second Amended and Restated Certificate of Incorporation.

FOURTH: This Certificate of Amendment has been duly adopted and approved in accordance with the applicable provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 2nd day of July, 2024.

VOLITIONRX LIMITED

By:	/s/ Cameron Reynolds
Name:	Cameron Reynolds
Title:	President and Chief Executive Officer